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RATIO OF EARNINGS TO FIXED CHARGES                                                                                   EXHIBIT 12
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( in thousands )
                                                                                                         Three months ended
                                                                                                              March 31,
                                                                                                        2000             1999

EARNINGS AS DEFINED:
Earnings from operations before income taxes after
     eliminating undistributed earnings of 20%- to
     50%-owned affiliates                                                                           $   60,335       $   56,346
Fixed charges excluding capitalized interest and
     preferred stock dividends of majority-owned
     subsidiary companies                                                                               14,447           12,408

Earnings as defined                                                                                 $   74,782       $   68,754

FIXED CHARGES AS DEFINED:
Interest expense, including amortization of
     debt issue costs                                                                               $   12,636       $   11,073
Interest capitalized                                                                                        14               11
Portion of rental expense representative
     of the interest factor                                                                              1,811            1,335
Preferred stock dividends of majority-owned
     subsidiary companies                                                                                   20               20

Fixed charges as defined                                                                            $   14,481       $   12,439

RATIO OF EARNINGS TO FIXED CHARGES                                                                        5.16             5.53
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